Filed Pursuant to Rule 433

Registration Statement No. 333-206177

June 5, 2017

PRICING TERM SHEET FOR THE 3.875% DEBENTURES, SERIES 2017 A

Issuer:	Consolidated Edison Company of New York, Inc.

Anticipated Ratings (Moody’s; S&P; Fitch)*:	A2 (Stable); A- (Stable); A- (Stable)

Issue of Securities:	3.875% Debentures, Series 2017 A due 2047

Principal Amount:	$500,000,000

Interest Rate:	3.875% per annum

Interest Payment Dates:	June 15 and December 15, commencing on December 15, 2017

Maturity Date:	June 15, 2047

Benchmark Treasury:	3.000% due February 15, 2047

Benchmark Treasury Price / Yield:	103-02+ / 2.846%

Spread to Benchmark Treasury:	+105 basis points

Yield to Maturity:	3.896%

Public Offering Price:	99.630% of the principal amount

Optional Redemption Provisions:	Make Whole call at any time prior to December 15, 2046 (the “par call date”) at Treasury Rate +20 basis points (calculated to the par call date) Callable on or after the par call date at par

Pricing Date:	June 5, 2017

Settlement Date:	June 8, 2017 (T+3)

CUSIP:	209111 FL2

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC Scotia Capital (USA) Inc. SMBC Nikko Securities America, Inc.

Co-Managers:	CIBC World Markets Corp. PNC Capital Markets LLC Samuel A. Ramirez & Company, Inc. The Williams Capital Group, L.P.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

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